                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          NEW JERSEY STEEL CORPORATION
                                       AT
                               $23 NET PER SHARE
                                       BY
                          CO-STEEL MERGER CORPORATION
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                                 CO-STEEL INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 8, 1998, UNLESS EXTENDED

    THE BOARD OF DIRECTORS OF NEW JERSEY STEEL CORPORATION HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST 80% OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES THAT ARE OR WOULD BE VESTED PRIOR TO DECEMBER 31, 1997) AND
(II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER ("HSR ACT") HAVING EXPIRED OR BEEN TERMINATED AND (III) THE REQUIREMENTS OF THE NEW JERSEY INDUSTRIAL SITE RECOVERY ACT ("ISRA") HAVING BEEN SATISFIED THROUGH A REMEDIATION AGREEMENT WITH THE NEW JERSEY DEPARTMENT OF ENVIRONMENTAL PROTECTION ("NJDEP") OR OTHERWISE.
                            ------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES (AS DEFINED HEREIN) SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A FACSIMILE COPY THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH STOCKHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL OR SUCH FACSIMILE, OR IN THE CASE OF A BOOK-ENTRY TRANSFER EFFECTED PURSUANT TO THE PROCEDURE SET FORTH IN SECTION 2, AN AGENT'S MESSAGE (AS DEFINED HEREIN), AND ANY OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR FACSIMILE OR DELIVER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 2 OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. A STOCKHOLDER HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY IN A TIMELY MANNER WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN
SECTION 2.

    QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE.

November 28, 1997

                               TABLE OF CONTENTS

INTRODUCTION

                                                                                                                     PAGE
                                                                                                                     -----
       1.  Terms of the Offer...................................................................................           4
       2.  Procedure for Tendering Shares.......................................................................           6
       3.  Withdrawal Rights....................................................................................           9
       4.  Acceptance for Payment and Payment...................................................................           9
       5.  Certain Federal Income Tax Consequences..............................................................          11
       6.  Price Range of the Shares; Dividends on the Shares...................................................          11
       7.  Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration; Margin
           Regulations..........................................................................................          12
       8.  Certain Information Concerning the Company...........................................................          13
       9.  Certain Information Concerning the Purchaser, Holdings and Parent....................................          15
      10.  Source and Amount of Funds...........................................................................          16
      11.  Contacts with the Company; Background of the Offer...................................................          16
      12.  Purpose of the Offer; The Merger Agreement; The Stockholder Agreement................................          17
      13.  Dividends and Distributions..........................................................................          26
      14.  Certain Conditions of the Offer......................................................................          26
      15.  Certain Legal Matters................................................................................          28
      16.  Fees and Expenses....................................................................................          29
      17.  Miscellaneous........................................................................................          30
           Schedule I--Directors and Executive Officers.........................................................          31

To the Holders of Common Stock of
  New Jersey Steel Corporation:

INTRODUCTION

    Co-Steel Merger Corporation, a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Co-Steel Inc., a Canadian corporation (the "Parent"), is offering to purchase all outstanding shares (the "Shares") of Common Stock, par value $.01 per share ("Company Common Stock"), of New Jersey Steel Corporation, a Delaware corporation (the "Company"), at $23 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase dated November 28, 1997 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of PNC Bank, National Association, which is acting as the Depositary (the "Depositary") and D.F. King & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    Von Roll Holding AG ("Von Roll"), a Swiss corporation and the owner of an aggregate of 3,561,500 Shares (approximately 60% of the total outstanding), has entered into a Stockholder Agreement, as defined herein, with Parent, whereby subject to the terms and conditions thereof, Von Roll has agreed to tender all of such Shares pursuant to the Offer. The Stockholder Agreement is more fully described in Section 12.

    BT Wolfensohn has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the $23 per Share in cash to be received by the holders of Shares in the Offer and the Merger is fair to such holders (other than Von Roll, as to which no opinion is expressed) from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) such number of Shares that would constitute at least 80% of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares that have vested or will have vested prior to December 31, 1997) (the "Minimum Condition"), (2) any waiting period under the HSR Act and the regulations thereunder applicable to the purchase of Shares pursuant to the Offer having expired or been terminated and (3) the requirements of ISRA having been satisfied through a Remediation Agreement with the NJDEP or otherwise. The Purchaser reserves the right (subject to obtaining the consent of the Company and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), which it presently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, less than the Minimum Number of Shares (as hereinafter defined). See Sections 1 and 14.

    The Offer is being made pursuant to the Tender Offer Agreement and Agreement and Plan of Merger dated as of November 21, 1997 (the "Merger Agreement") among Parent, the Purchaser, Von Roll and the

Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as an indirect wholly-owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). See Section 12.

    The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

    The Company has informed the Purchaser that as of the close of business on November 21, 1997, there were 5,920,500 Shares issued and outstanding and 37,500 Shares are reserved for future issuance pursuant to outstanding stock options that have vested or will have vested prior to December 31, 1997. Based upon the foregoing, the Purchaser believes that the Minimum Condition will be satisfied if at least 4,766,400 Shares (the "Minimum Number of Shares") are validly tendered and not withdrawn prior to the Expiration Date. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

    The Merger Agreement is more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, January 8, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    Subject to the terms of the Merger Agreement (see Item 12) and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (1) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (2) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If by 5:00 p.m., New York City time, on Thursday, January 8, 1998 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (1) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (2) waive all the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (3) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (4) amend the Offer.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4 (c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    In the Merger Agreement the Purchaser has agreed that it will not, without the prior consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (1) if at the scheduled or extended Expiration Date any of the conditions to the Purchaser's obligations to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (3) on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (1) or (2) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. The Merger Agreement further provides that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Purchaser will extend the Offer from time to time until such conditions are satisfied or waived, provided that Purchaser will not be required to extend the Offer beyond May 5, 1998. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) amend or add to the Offer conditions, (4) extend the Offer, except as provided above, (5) change the form of consideration payable in the Offer or (6) amend any other term of the Offer in any manner adverse to the holders of the Shares.

    If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

    Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the HSR Act and satisfaction of the requirements of ISRA and the other conditions set forth in Section 14 having been satisfied. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

    VALID TENDER. For a stockholder validly to tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in a Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (1) such tender is made by or through an Eligible Institution;

    (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

    (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after November 21, 1997. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 26, 1998.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms, and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the

Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

    Parent will file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and
(3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offerer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares. Any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

    If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer. The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly-owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Sales of Shares pursuant to the Offer (and the receipt of cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or to be received pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are traded in the over-the-counter market and prices are quoted on The Nasdaq Stock Market's National Market System under the symbol "NJST." The following table sets forth, for each of the periods indicated, the high and low reported last sale prices per Share, as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service.

                                                                                                         SALES PRICE
                                                                                                      ------------------
                                                                                                       HIGH        LOW
                                                                                                      -------    -------
Fiscal Year 1995
  First Quarter (ended February 29, 1995)............................................................ $14 3/4    $12
  Second Quarter.....................................................................................  12 3/4     11 3/4
  Third Quarter......................................................................................  12 1/4      9 3/4
  Fourth Quarter.....................................................................................  10 1/2      9 1/4
1996
  First Quarter...................................................................................... $10 1/2    $ 7 3/4
  Second Quarter.....................................................................................   9          6 1/2
  Third Quarter......................................................................................   9          6
  Fourth Quarter.....................................................................................   7 1/2      3 3/4
1997
  First Quarter...................................................................................... $ 7 1/4    $ 3 3/4
  Second Quarter.....................................................................................   6 7/8      4
  Third Quarter......................................................................................  10 1/2      6 3/8
  Fourth Quarter (through November 26, 1997).........................................................  22 5/8      8 7/8

    On November 20, 1997, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported last sale price of the Shares on the Nasdaq National Market was $15 5/8 per Share. On November 26, 1997, the last full day of trading before the commencement of the Offer, the reported last sale price of the Shares on the Nasdaq National Market was $22 1/2 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    According to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996 (the "Form 10-K"), the Company has not paid cash dividends on its Common Stock since 1991 and does not plan to pay cash dividends to its stockholders in the foreseeable future.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, (the "NASD") for continued inclusion in the Nasdaq National Market (the top tier market of The Nasdaq Stock Market), which requires that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of $1,000,000, and have net tangible assets of at least either $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

    According to the Company, as of November 21, 1997, there were approximately 82 holders of record of Shares (and an estimated 1,800 beneficial owners of Shares) and 2,359,000 publicly held Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq Stock Market or the Nasdaq National Market, as the case may be, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for quotation through any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14 (a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on The Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Delaware corporation with its principal executive offices at North Crossman Road, Sayreville, New Jersey 08872. According to the Form 10-K, the Company's principal line of business is producing steel and steel products, principally concrete reinforcing bar, used in the construction industry. The Company owns and operates a steel mini-mill located in Sayreville, New Jersey.

    Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Form 10-K and the Company's Quarterly Report on Form 10-Q for the nine months ended August 31, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the

Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                          NEW JERSEY STEEL CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            NINE MONTHS
                                                          ENDED AUGUST 31,          YEAR ENDED NOVEMBER 30,
                                                       ----------------------  ----------------------------------
                                                          1997        1996        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------
STATEMENT OF INCOME DATA:
Total net revenues...................................  $  130,145  $  102,873  $  145,209  $  137,236  $  137,755
Operating income (loss)..............................       5,829     (10,263)    (13,130)        818       2,025
Net income (loss)....................................       1,514     (11,017)    (14,922)        705       2,599

Net income (loss) per share (Primary)................  $     0.20  $    (1.91) $     2.52  $     0.12  $     0.44

                                                                           AT AUGUST 31,        AT NOVEMBER 30,
                                                                        --------------------  --------------------
                                                                          1997       1996       1996       1995
                                                                        ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Total current assets..................................................  $  45,852  $  44,271  $  40,958  $  40,677
Total assets..........................................................    151,871    154,597    151,370    146,243
Total current liabilities.............................................     70,403     40,558     39,707     37,647
Long-term obligations.................................................      4,875     35,004     36,264     18,275
Total stockholders' equity............................................  $  76,593  $  79,035  $  75,399  $  90,321

    CERTAIN COMPANY ESTIMATES. During the course of Parent's investigation concerning the Company, the Company provided Parent with certain financial projections of the Company's future performance. The following is a summary of such projections:

                             FINANCIAL PROJECTIONS
                             (FIGURES IN THOUSANDS)

                                                                       FISCAL YEAR ENDED NOVEMBER 30,
                                                   ----------------------------------------------------------------------
                                                     1997E       1998E       1999E       2000E       2001E       2002E
                                                   ----------  ----------  ----------  ----------  ----------  ----------
Tons Sold........................................     638,942     680,804     690,854     698,404     698,346     705,889
Net Sales........................................  $  188,354  $  199,773  $  200,115  $  201,900  $  202,155  $  203,954
Earnings before Interest, Income Taxes
  Depreciation and Amortization..................  $   18,951  $   21,158  $   21,031  $   21,482  $   21,990  $   22,441
Earnings Before Interest and Income Taxes........  $   10,094  $   12,347  $   12,752  $   12,960  $   13,221  $   13,411
Capital Expenditures.............................  $    6,021  $    5,500  $    4,000  $    4,000  $    4,000       4,000

    The Purchaser understands that the Company does not as a matter of course make public any estimates as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser or Parent or their respective advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. None of the Company, the Purchaser or Parent or their respective advisers assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser, Parent or any other person who received such information considers it an accurate prediction of future events. Neither the Company, the Purchaser nor Parent intends to update, revise or correct such projections if they become inaccurate (even in the short term).

    AVAILABLE INFORMATION. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's web site, the address of which is: http.//www.sec.gov. Such information should also be on file at The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER, HOLDINGS AND PARENT

    The Purchaser, a Delaware corporation, an indirect wholly- owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are directly owned by Co-Steel USA Holdings, Inc. ("Holdings"), a direct wholly-owned subsidiary of Parent, which was organized solely for purposes of the transactions described in this Offer to Purchase and has not conducted any unrelated activities since its organization. The registered offices of the Purchaser and Holdings are located at 1013 Centre Road, Wilmington, Delaware 19805.

    Parent manufactures and markets special quality steel bar and rod, reinforcing steel bar and rod, merchant bar, structural shapes and flat rolled steel products used principally in the construction, automotive, appliance, machinery and equipment industries. Parent is a Canadian corporation with its principal office located at Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada M5H3Y2.

    Except as described in this Offer to Purchase, neither the Purchaser, Holdings nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as described in this Offer to Purchase, (1) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (2) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

    Except as described in this Offer to Purchase, during the last five years, none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I (1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(2) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Corporate Entities are set forth in
Schedule I.

10. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $139 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made by Parent through Holdings to the Purchaser. Parent plans to use funds that it has available in its cash accounts and pursuant to borrowings under existing unsecured credit facilities to make such capital contribution.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

    At a luncheon meeting in New York City on June 18, 1997, Lew C. Hutchinson, President and Chief Executive Officer of the Parent, advised Georg Hahnloser, Chairman of the Company and Chief Operating Officer of Von Roll, that the Parent would be interested in exploring the possible purchase of the Company in the event that a decision were made to sell. Mr. Hutchinson was advised that the Company intended to retain an investment banker to advise it with respect to such matters and that the Parent's interest would be kept in mind. On or about September 9, 1997, following press reports that the Company had retained BT Wolfensohn as financial adviser and investment banker to evaluate alternatives, including the sale of the Company, that would permit Company stockholders to realize the value of their investments, Edward G. Reilly, Vice President and Chief Financial Officer of Parent, telephoned Alexander Prelat, Interim Chief Financial Officer of the Company, and advised him of Parent's continued interest in exploring the possible purchase of the Company. Mr. Prelat referred Mr. Reilly to Richard Bushnell, Managing Director of BT Wolfensohn, who generally explained to Mr. Reilly the process that the Company and BT Wolfensohn, as the Company's financial adviser, intended to follow in seeking a purchaser for the Company. On September 9, 1997, Mr. Bushnell telefaxed to Lew Hutchinson, Parent's President and Chief Executive Officer, an executive summary describing the Company and a form of confidentiality letter, which Parent executed and returned.

    On or about September 22, 1997 Parent received from BT Wolfensohn an information memorandum on the Company, together with a letter outlining the process to be utilized by the Company in seeking a buyer. Thereafter, there were various telephone conversations between executives of Parent and individuals at BT Wolfensohn concerning the contents of the information memorandum and the sale process. On

October 10, 1997, in accordance with procedures established by BT Wolfensohn, Parent sent a letter to BT Wolfensohn, expressing interest in pursuing the acquisition of the Company at a price of approximately $15 per share, subject to certain conditions, including a more detailed due diligence investigation of the Company. Thereafter, Parent was advised by BT Wolfensohn that it was one of a number of potential purchasers to which additional information would be provided.

    On October 29 and 30, 1997, representatives of Parent and its advisers visited the Company, attended presentations by Company officials, toured its facilities, received and reviewed copies of additional financial, legal and other documents concerning the Company and met with various Company officials to conduct a further due diligence review of the Company. Following such meetings, representatives of Parent and its advisers were in virtually daily contact with representatives of the Company and its advisers, as Parent sought to obtain additional information and clarifications of information previously provided as part of Parent's due diligence investigation.

    On November 14, 1997, in accordance with the schedule established by BT Wolfensohn, Parent submitted a letter to BT Wolfensohn containing a proposal to acquire the Company at a price of $23 per share subject to the negotiation of definitive agreements, suggested forms of which were submitted with such letter, which included a merger agreement and separate agreement with the Company's majority stockholder, Von Roll, for the acquisition of its majority block at $23 per share. On November 17, 1997, Parent was advised by BT Wolfensohn that it had submitted the most attractive financial proposal for acquisition of the Company and that the Company and Von Roll were prepared to negotiate definitive agreements on the financial terms proposed by Parent. Thereafter, representatives of Parent, the Company and Von Roll and their respective advisers were in daily contact negotiating the forms of such definitive agreements, as a result of which the definitive Merger Agreement and Stockholder Agreement were executed and delivered by the parties shortly after midnight on the morning of November 21, 1997.

    Except for the contacts described above relating to this transaction, employees of Parent and its subsidiaries and the Company have had various contacts from time to time in the ordinary course of business. During 1997, one of Parent's subsidiaries purchased steel billets from the Company at an aggregate purchase price of approximately $1.7 million.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; STOCKHOLDER AGREEMENT

    PURPOSE. The purpose of the Offer is to enable Parent to acquire control of and the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

    THE MERGER AGREEMENT. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," the Purchaser will be merged with the Company, and each then outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law), will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

    In addition, under the Merger Agreement, the directors of the Purchaser shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation following the Merger.

    VOTE REQUIRED TO APPROVE MERGER. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors of the Company and, if the "short form" merger procedure described below is not available, by the holders of a majority of the Company's outstanding Shares. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could (and, under the Merger Agreement, is required to) effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the Merger is subject to the satisfaction of certain conditions, including the following: (1) if required by applicable law, the Merger Agreement having been approved and adopted by the affirmative vote of holders of a majority of the outstanding Shares, (2) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), or other legal restraint or prohibition preventing the consummation of the Merger being in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered and (3) the Purchaser shall have previously accepted for payment and paid for the Shares pursuant to the Offer.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after approval by the stockholders of the Company (provided, however, that if Shares are purchased pursuant to the Offer, neither Parent nor Purchaser may in any event terminate the Merger Agreement), (1) by mutual written consent of Parent and the Company, (2) by either Parent or the Company
(a) if the Purchaser has not accepted for payment any Shares pursuant to the Offer prior to May 5, 1998, provided, however, that the right to terminate the Merger Agreement pursuant to this sentence will not be available to (i) Parent, if Purchaser has breached its obligations under the Merger Agreement or (ii) any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of a representation or warranty under the Merger Agreement by such party, or (b) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable, (3) by Parent or the Purchaser prior to the purchase of Shares pursuant to the Offer in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) under "Certain Conditions of the Offer" and
(ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company, (4) by Parent or the Purchaser if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) under "Certain Conditions of the Offer" (5) by the Company in accordance with the terms of the Merger Agreement described below in "Takeover Proposals," provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee (as defined below) as provided in the terms of the Merger Agreement described below in "Fees and Expenses" (it being understood that as provided in the terms of the Merger Agreement described below in the second paragraph of "Takeover Proposals" the Company will be required to terminate the Merger Agreement) or (6) by the Company in the event of a material breach or failure to perform in any material respect by Parent or the Purchaser of any representation, warranty, covenant or other agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to Parent and the Purchaser.

    TAKEOVER PROPOSALS. The Merger Agreement provides that the Company will not, nor will it permit any of it subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any subsidiary to, directly or indirectly, (1) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as defined below) or (2) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is reasonably advisable to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date of the Merger Agreement, and subject to compliance with the notification provisions discussed below, (a) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and (b) participate in discussions and negotiations regarding such Takeover Proposal. The Merger Agreement provides that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative or agent of the Company or any of its subsidiaries will be deemed to be a breach of the Company's obligations under the Merger Agreement. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company and its subsidiaries, taken as a whole (other than the purchase of the Company's products in the ordinary course of business), or more than a 40% interest in the total voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 40% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

    The Merger Agreement provides further that unless the Board of Directors of the Company has terminated the Merger Agreement as described above, neither the Board of Directors of the Company nor any committee thereof may (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement, (2) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is reasonably advisable to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may, in response to an unsolicited Superior Proposal (as defined below) (subject to the following proviso), (a) withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement or (b) approve or recommend any such Superior Proposal if concurrently with such approval or recommendation the Company terminates the Merger Agreement and enters into an Acquisition Agreement with respect to a Superior Proposal; provided, that in the case of this clause (b), only at a time that is after the later of (i) the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms of such Superior Proposal and identifying the person making such Superior Proposal and (ii) in the event of an amendment to the price or any material term of a Superior Proposal, one business day following Parent's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each further amendment to the price or any material terms of a Superior Proposal will necessitate an additional written notice to Parent and an additional one business day period prior to which the Company can take the actions set forth in clause (b) above). The Merger Agreement defines a "Superior Proposal" as any bona fide Takeover Proposal made by a third party (1) that is on terms which the Board of Directors of the Company determines in its good faith judgment (based on consultation with the Company's financial advisor) to be more favorable to the Company's stockholders than the Offer and the Merger and (2) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is capable of being obtained by such third party.

    In addition to the obligations of the Company set forth in the preceding paragraphs, the Merger Agreement provides that the Company must promptly advise Parent orally and in writing of any request for nonpublic information (except in the ordinary course of business and not in connection with a possible Takeover Proposal) or of any Takeover Proposal known to it, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company must promptly inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal.

    The Merger Agreement provides that nothing contained therein will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 (a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof may, except as permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or the Merger Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

    FEES AND EXPENSES. The Merger Agreement provides that except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. The Merger Agreement further provides that the Company will pay, or cause to be paid, in same day funds to Parent the amount of $5 million (the "Termination Fee") under the circumstances and at the times set forth as follows: (1) if the Company terminates the Merger Agreement in accordance with the provisions described above in clause 5 of "Termination of the Merger Agreement," the Company must pay 50% of the Termination Fee simultaneously with such termination, and 50% of the Termination Fee upon consummation of the transactions contemplated by the Superior Proposal giving rise to the Company's right to terminate the Merger Agreement in accordance with the provisions described above in clause 5 of "Termination of the Merger Agreement," or upon the earlier consummation of another Company Acquisition (as defined below); provided that such other Company Acquisition is consummated within twelve months following termination of the Merger Agreement, (2) if Parent or the Purchaser terminates the Merger Agreement in accordance with the provisions described above in clause 4 of "Termination of the Merger Agreement" and in addition, if within twelve months after such termination the Company enters into an Acquisition Agreement providing for a Company Acquisition or the Company recommends to its stockholders that they accept a Company Acquisition of the type referred to in clause 3 of the definition of Company Acquisition described below, the Company must pay (a) 50% of the Termination Fee simultaneously with the entering into of such Acquisition Agreement or making of such recommendation and (b) 50% of the

Termination Fee upon consummation of the Company Acquisition which was the subject of such Acquisition Agreement or recommendation, or upon the consummation, prior to the expiration of such twelve month period, of any other Company Acquisition (it being understood that if any Company Acquisition is consummated within such twelve month period and the Company shall not have paid any amount pursuant to clause (a) above, that upon consummation of such Company Acquisition the Company must pay 100% of the Termination Fee) and (3) if, at the time of any termination of the Merger Agreement in accordance with the provisions described above in clause 2(a) of "Termination of the Merger Agreement" (as a result of a failure to obtain the Minimum Condition) or in accordance with the provisions described above in clause 3 of "Termination of the Merger Agreement," any person shall have publicly announced a proposal to effect a Company Acquisition and if, within twelve months after such termination, the Company shall enter into an Acquisition Agreement providing for a Company Acquisition or the Company shall recommend to its stockholders that they accept a Company Acquisition of the type referred to in clause 3 of the definition of Company Acquisition described below, the in clause 3 of the definition of Company Acquisition described below, the Company must pay (a) 50% of the Termination Fee simultaneously with the entering into of such Acquisition Agreement or making of such recommendation and (b) 50% of the Termination Fee upon consummation of the Company Acquisition which was the subject of such Acquisition Agreement or recommendation, or upon the consummation, prior to the expiration of such twelve month period, of any other Company Acquisition (it being understood that if any Company Acquisition is consummated within such twelve month period and the Company shall not have paid any amount pursuant to clause (a) above, that upon consummation of such Company Acquisition the Company must pay 100% of the Termination Fee). The Merger Agreement defines a "Company" as any of the following transactions: (1) a merger, consolidation, business combination or a recapitalization pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 60% of the equity interests in the surviving or resulting entity of such transaction (other than the transactions contemplated by the Merger Agreement); (2) a sale by the Company of assets (excluding the sale of the Company's products in the ordinary course of business) representing in excess of 40% of the fair market value of the Company immediately prior to such sale or the issuance by the Company to any person or group of shares representing in excess of 40% of the then outstanding shares of capital stock of the Company (other than in connection with an underwritten public offering); or (3) the acquisition by any person or group, by way of a tender offer, exchange offer, or by way of open market purchases, of beneficial ownership of 40% or more of the then outstanding shares of capital stock of the Company.

    CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that until the earlier of termination of the Merger Agreement and consummation of the Offer, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with the manner conducted prior to the execution of the Merger Agreement and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organization, maintain its rights and franchises, use its best efforts to retain the services of their current officers and employees and preserve their relationships with customers and suppliers, and others having business dealings with them, maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear expected and maintain inventories in quantities consistent with its customary business practice and keep in force and effect insurance and bonds comparable in amount and scope of coverage to that maintained. Without limiting the generality of the foregoing, during the period from the date of the Merger Agreement until the earlier termination of the Merger Agreement and consummation of the Offer, except as otherwise contemplated by the Merger Agreement (or for certain matters disclosed in connection therewith), the Company will not, and will not permit any of its subsidiaries to, without Parent's prior written consent:

    (a) (1) increase the compensation payable to or to become payable to any director, officer or employee (other than increases to employees, other than officers, made in the ordinary course of business and consistent with past practice); (ii) grant any severance or termination of pay (other than pursuant to the normal severance policy of the Company as in effect on the date of the Merger Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt, enter into or amend any employee benefit plan or arrangement except as may be required by applicable law; or (iv) lend or contribute any funds to any director, officer, employee, affiliate or associate of the Company;

    (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

    (c) (i) redeem, purchase or otherwise acquire any shares of its or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

    (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interest, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, other than the issuance of shares pursuant to the exercise of Stock Options granted prior to the date hereof; or (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (provided however, the Company may take action to accelerate the vesting of outstanding stock options);

    (e) (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

    (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of Subsidiary, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

    (g) release any third party from its obligations under any existing standstill relating to a Competing Transaction or otherwise under confidentiality agreements;

    (h) propose or adopt any amendments to its Certificates of Incorporation or By-Laws;

    (i) (A) change any of its methods of accounting in effect at August 31, 1997, or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for those employed in the preparation of the federal income tax returns for the taxable year ending November 30, 1996, except, in the case of clause (A) or clause (B), as may be required by law or changes in GAAP;

    (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument (other than Company Debt, as defined in the Merger Agreement, incurred in the ordinary course of business (including previously budgeted capital expenditures), which at November 30, 1997 (but not thereafter) shall not exceed $32 million exclusive of any amount required to fund a settlement of the certain litigation, if settled prior to November 30, 1997);

    (k) enter into any arrangement, agreement or contract with any third party (other than customers or suppliers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is more restrictive on the Company or less advantageous to the Company than arrangements, agreements or contracts existing on the date hereof;

    (l) agree in writing or otherwise to do any of the foregoing.

    STOCK OPTIONS. The Merger Agreement provides that the Company shall use its best efforts to obtain the agreement of each holder of an employee stock option granted under the Company's Stock Plans (whether or not exercisable) outstanding as of the date of the Merger Agreement, for the cancellation and settlement of such option as of the Effective Time in consideration of the payment by Parent or Sub, as the case may be, to such option holder of a dollar amount for each share of Company Common Stock subject to such option equal to the Merger Consideration payable in respect of a share of Company Common Stock less the applicable exercise price per share of such option due and payable as of the Effective Time. All such payments to optionees shall be subject to applicable withholding taxes. At or immediately prior to the Closing, Parent or Sub, as the case may be, shall deposit or cause to be deposited with the Paying Agent in trust for the benefit of such option holders the cash necessary to allow the Paying Agent to pay the amounts due under the Merger Agreement as of the Effective Time.

    INDEMNIFICATION. From and after the consummation of the Offer, the Surviving Corporation will, and the Parent will use its best efforts to cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (1) each indemnification agreement in effect at such time between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (2) any indemnification provisions under the Company's Certificate of Incorporation or By-laws as each was in effect on the date of the Merger Agreement (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (1) and (2) of this sentence are referred to as, collectively, the "Indemnified Parties"). Pursuant to the Merger Agreement, the Certificate of Incorporation and By-laws of the Surviving Corporation will contain the provisions with respect to indemnification and exculpation from liability provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-laws on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party. The Merger Agreement also provides that, from and after the date of the Merger Agreement, the Company may enter into indemnification agreements, or amend existing indemnification agreements, with current directors and officers of the Company providing for customary provisions under Delaware law.

    REASONABLE EFFORTS. Upon and subject to the terms and subject to the conditions set forth in the Merger Agreement, Parent, the Purchaser and the Company have each agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable efforts to take the following actions: (1) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement, (ii) obtain from any Governmental Entities or third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated herein, including, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement and the Merger, required under (A) the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable law.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties.

    The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (c) to Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on the date hereof (the "Schedule 14D-1"). The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

    STOCKHOLDER AGREEMENT

    Simultaneously with the execution and delivery of the Merger Agreement, Parent and Von Roll entered into a Stockholder Agreement dated as of November 21, 1997 (the "Stockholder Agreement") pursuant to which Von Roll agreed, subject to the terms and conditions of such Stockholder Agreement, to tender its 3,561,500 Shares (the "Von Roll Shares") pursuant to the Offer and, in the event that Von Roll Shares are not purchased pursuant to the Offer, to sell the Von Roll Shares to Parent.

    TENDER OF SHARES. Pursuant to the Stockholder Agreement, Von Roll has agreed to validly tender, or cause to be validly tendered) in accordance with the terms of the Offer, and not to withdraw, all of the Von Roll Shares (and any shares acquired by Von Roll in any capacity after the date of the Stockholder Agreement by means of purchase, dividend, distribution or in any other way).

    SALE AND PURCHASE. The Stockholder Agreement also provides that in the event the Von Roll shares are not purchased by the Parent pursuant to the Offer because the Offer is terminated for any reason other than a failure of an Offer Condition other than condition (d) thereof as described in Section 14, then Von Roll shall sell its Shares to the Parent and the Parent has agreed to purchase the Von Roll Shares at a purchase price of $23.00 per share (the "Purchase Price"). In the event the Von Roll Shares are purchased as described in the preceding sentence, Parent has agreed at the time of the purchase and sale to
(1) purchase from Von Roll the outstanding subordinated loans to the Company held by Von Roll made pursuant to a Credit Agreement dated June 6, 1996 between Company and Von Roll, at the at the face amount thereof, plus all interest accrued but unpaid to the date of such purchase, (ii) provide or cause to be provided to the Company on a timely basis substitute working capital financing and financing sufficient to repay in full the Company's obligations to PNC Bank under that certain Loan and Security Agreement dated June 6, 1996, if required by said lender and (iii) provide, or cause the Company to provide a substitute guarantee or otherwise act with Von Roll to effectuate the prompt release of Von Roll from its guarantee of certain contractual obligations of the Company.

    If the Von Roll shares are purchased under the Stockholder Agreement as discussed above, the closing of the sale and conveyance of the Von Roll Shares and the subordinated obligations shall take place on the third business day allowing satisfaction or waiver of the conditions set forth in the Stockholder Agreement or such other time as the parties thereto may agree (the "Closing Date").

    Under the Stockholder Agreement, Von Roll's obligation to sell its Shares and the subordinated obligations on the Closing Date is subject to the satisfaction of the following conditions, any or all of which to the extent permitted by applicable law, may be waived in writing by Stockholder; (a) all representations and warranties of Parent in the Stockholder Agreement shall be true, correct and complete in all material respects on and as of the Closing Date; (b) no injunction or order prohibiting the consummation of the transactions contemplated by the Stockholder Agreement shall be outstanding; (c) all waiting periods under the HSR shall have expired or been terminated; (d) a satisfactory remediation agreement shall have been entered into with the NJDEP, or the requirements of ISRA shall have otherwise been satisfied; and (e) Parent shall have performed and complied with all obligations under the Stockholder Agreement that are to be performed or complied with by Parent prior to or on the Closing Date.

    In addition, the Parent's obligation to purchase the Von Roll Shares on the Closing Date is subject to the satisfaction of the following conditions, any or all of which, to the extent permitted by applicable law, may be waived in writing by the Parent; (a) all representations and warranties of Von Roll in the Stockholder Agreement shall be true, correct and complete in all material respects on and as of the Closing Date; (b) Von Roll shall have performed and complied with all obligations under the Stockholder Agreement that are to be performed or complied with by Stockholder prior to or on the Closing Date; (c) all waiting periods under the HSR shall have expired or been terminated; (d) a satisfactory remediation agreement shall have been entered into with the NJDEP, or the requirements of ISRA shall have otherwise been satisfied; (e) Von Roll and the Company shall have terminated without further payment by, or liability of the Company for, any termination, severance or similar fees, (i) the Management and Technical Services Agreement between them and (ii) the employment by the Company of any Von Roll employees on an interim basis (including the Chief Financial Officer); and (f) the closing condition of the Merger Agreement with respect to injunctions and restraints shall have been satisfied or, to the extent permitted by applicable law, waived.

    The foregoing summary of the Stockholder Agreement is qualified in its entirety by reference to the Stockholder Agreement, a copy of which is filed as Exhibit (c)(2) to Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on the date hereof. The Stockholder Agreement should be read in its entirety for a more complete description of the matters summarized above.

    APPRAISAL RIGHTS. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

    If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

    The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

    OTHER MATTERS. Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the present Board of Directors of the Company or management of the Company, any material change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13. DIVIDENDS AND DISTRIBUTIONS

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

    If, on or after the date of the Merger Agreement, the Company should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of Stock Options outstanding as of the date of the Merger Agreement, then, subject to the provisions of Section 14 below, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number of securities offered to be purchased.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (1) the Minimum Condition shall have been satisfied, (2) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated, and (3) the requirements of ISRA having been satisfied. Furthermore, Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may, in accordance with the provisions of the Merger Agreement described in the subsection entitled "Termination of the Merger Agreement" in Item 12 above, terminate the Merger Agreement or amend the Offer with the consent of the Company and Von Roll, if, upon the scheduled expiration date of the Offer and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists and is continuing and does not result principally from the breach by Parent or the Purchaser of any of their obligations under the Merger Agreement:

    (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of a material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a result of the Offer or the Merger or (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company;

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, other than the application to the Offer or the Merger of IRSA and any applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

    (c) there shall have occurred any material adverse change with respect to the Company since the date of the Merger Agreement;

    (d) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer or the Merger or its adoption of the Merger Agreement, or approved or recommended any Takeover Proposal;

    (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

    (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply has not been cured within 30 business days after the giving of written notice to the Company; or

    (g) Parent and Purchaser shall not have received a certificate of the President or Chief Financial Officer of the Company dated the expiration date of the Offer (i) that the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality are true and correct as and at such date, (ii) that the representations and warranties that are not so qualified are true and correct in any material respect as and at such date, and that (iii) the Company has performed in all material respects any material obligation and complied in all material respects with any material agreement or material covenant of the Company to be performed or complied with by it; or

    (h) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the good faith judgment of Parent or the Purchaser, in its sole discretion, make it inadvisable to proceed with such acceptance of Shares for payment or the payment therefor.

    The Merger Agreement provides that the condition set forth in clause (e) above will be deemed not fulfilled only if the respects in which the representations and warranties made by the Company in the Merger Agreement (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are inaccurate would have a material adverse effect on the Company and if the condition set forth in clause
(f) is not fulfilled, Purchaser shall not be obligated to purchase and pay for any Shares so long as such condition remains unfulfilled, but Purchaser may not terminate the Offer due solely to such failure until 30 days after it gives written notice to the Company of such nonfulfillment and such nonfulfillment is not cured by the end of such 30-day period.

    The Merger Agreement provides that the foregoing conditions are for the sole benefit of Parent and the Purchaser and (except for the Minimum Condition) may, subject to the terms of the Merger Agreement, be waived by Parent and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any Governmental Entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places or business in such states. In Edgar V. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions.

    Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore,
Section 203 of the DGCL is inapplicable to the Offer and the Merger.

    Based on information supplied by the Company, the Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent is in the process of preparing such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

    The Merger would not require an additional filing under the HSR Act if the Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

    NEW JERSEY INDUSTRIAL SITE RECOVERY ACT. The Company's facilities, which are located in the State of New Jersey, constitute "industrial establishments" as defined in ISRA. Under ISRA, it is a precondition to the transfer of a controlling interest in any industrial establishment that the NJDEP be given notice of the proposed transfer and that there be an investigation to identify, followed by remediation of, any environmental contamination exceeding applicable statutory and regulatory standards, subject to the review and approval of the NJDEP. The requirements of ISRA may also be satisfied through a remediation agreement between the owner of the industrial establishment and the NJDEP whereby the transfer is permitted to occur prior to investigation and remediation of environmental contamination based on assurances by the parties to the NJDEP to complete such investigation and remediation following the transfer. Under the Merger Agreement, the Company has agreed to comply with the requirements of ISRA and intends to do so by seeking to enter into a remediation agreement with the NJDEP providing for remediation to occur after the Effective Time of the Merger, and the Purchaser has agreed not to unreasonably withhold its consent to any such remediation agreement. It is a condition to Purchaser's obligation to purchase and pay for Shares pursuant to the Offer that the requirements of ISRA shall have been satisfied through such remediation agreement or otherwise. Although the Purchaser does not anticipate that compliance with ISRA will delay the purchase of Shares pursuant to the Offer, there can be no assurance that the requirements of ISRA will be satisfied prior to the Expiration Date.

16. FEES AND EXPENSES

    The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and PNC Bank, National Association, c/o First City Transfer Company, to serve as the Depositary in connection with the

Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. None of the Purchaser or Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT OR HOLDINGS NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser or Parent has filed with the Commission the Schedule 14D-l pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

November 28, 1997                                    CO-STEEL MERGER CORPORATION

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                         PARENT, HOLDINGS AND PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada M5H 3Y2. All directors and executive officers listed below are citizens of Canada.

                                                                      POSITION WITH PARENT; PRINCIPAL
NAME AND                                                              OCCUPATION OR EMPLOYMENT; 5-YEAR
BUSINESS ADDRESS                                                             EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------

IAN W. DELANEY..........................................  Chairman, Sherritt International Corporation, an
Sherritt International Corporation                        international metals and oil and gas company, since
1133 Yonge Street                                         September 1990; Chairman and Chief Executive Officer,
Toronto, Ontario                                          Viridian Inc., a fertilizer, specialty products and
M4T 2Y7                                                   technology company, from September 1990 to September
                                                          1996; Director of the Parent since 1992.

RONALD P. FOURNIER......................................  Vice Chairman of the Parent since June 1995; Deputy
                                                          Chief Executive Officer of the Parent since 1987;
                                                          Director of the Parent since 1975; Executive
                                                          Vice-President of the Parent from 1987 to June 1995.

KENNETH W. HARRIGAN.....................................  Corporate Director and Consultant to Ford Motor Parent
                                                          of Canada, Limited; Chairman and Chief Executive Officer
                                                          of Fort Motor Parent of Canada, Limited from October
                                                          1990 to September 1992; Director of the Parent since
                                                          1994.

JOSEPH J. HEFFERNAN.....................................  President and Chief Executive Officer Rothmans Inc. and
Rothmans, Benson & Hedges                                 Rothmans, Benson & Inc. Hedges Inc. a tobacco products
800-1500 Don Mills Road                                   manufacturer; Director of the Parent since 1996.
North York, Ontario
M3B 3L1

LEW C. HUTCHINSON.......................................  President and Chief Operating Officer of Co-Steel Inc.
                                                          since November 1, 1996; Managing Director of Co-Steel
                                                          Sheerness since March 1992; President of Co-Steel Lasco
                                                          from April 1985 to February 1992;

MICHAEL M. KOERNER......................................  Director of the Parent since June 1997. President,
                                                          Canada Overseas Investments Limited, an investment
                                                          management company, since 1959; Director of the Parent
                                                          since 1970.

ROBERT W. KORTHALS......................................  Corporate Director; President of The Toronto- Dominion
Suite 2525                                                Bank, a Canadian chartered bank, from 1981 to 1995;
121 King Street W.                                        Director of the Parent since 1971; Chairman of the
P.O. Box 36                                               Parent since June 1997.
Toronto, Ontario
M5H 3T9

                                                                      POSITION WITH PARENT; PRINCIPAL
NAME AND                                                              OCCUPATION OR EMPLOYMENT; 5-YEAR
BUSINESS ADDRESS                                                             EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
LIONEL H. SCHIPPER......................................  President, Schipper Enterprises, Inc., an investment
Schipper Enterprises Ltd.                                 company, since 1981; Director of the Parent since 1970.
22 St. Clair Avenue East
Suite 1010
Toronto, Ontario
M4T 2S3

DR. MICHAEL D. SOPKO....................................  Chairman and Chief Executive Officer, Inco Limited, an
Inco Ltd.                                                 international metals and mining company, since April
Suite 1500                                                1992; President of Inco Limited from April 1991 to April
145 King Street West                                      1992; Vice- President, Human Resources of Inco Limited,
Toronto, Ontario                                          from 1989 to 1991; Director of the Parent since 1997.
M5H 4B7

EDWARD G. REILLY........................................  Vice-President and Chief Financial Officer of the Parent
                                                          since 1983 and 1987, respectively.

BETH KIDNIE.............................................  Vice-President and Controller of the Parent since 1996 and 1990, respectively.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS AND PARENT. Lew C. Hutchinson, Ronald P. Fournier and Edward G. Reilly are the sole Directors of both the Purchaser and Holdings and serve, respectively, as President, Secretary and Treasurer of both the Purchaser and Holdings. For the business address, present principal occupation or employment and five-year employment history and position with Parent of each of the Directors and Executive Officers of Parent and Holdings see above.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                         PNC BANK, NATIONAL ASSOCIATION
                        C/O FIRST CITY TRANSFER COMPANY

          BY MAIL:                     BY FACSIMILE:            BY HAND/OVERNIGHT COURIER

        P.O. Box 170            (For Eligible Institutions     505 Thornall Street, Suite
      Iselin, NJ 08830                     Only)                           303
                                      (732) 906-9269                Edison, NJ 08837
                                    CONFIRM TELEPHONE:
                                  (732) 906-9227 ext. 15

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                                 (212) 269-5550
                            TOLL FREE (800) 714-3313
                           Banks and Brokerage Firms
                                  Please call:
                                 (212) 425-1685

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